UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

70 Pine Street

New York, New York 10270

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.    Other Events.

On September 30, 2010, American International Group, Inc. (AIG) entered into a definitive agreement (the Purchase Agreement) to sell AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company to Prudential Financial, Inc., for a total consideration of approximately $4.8 billion, comprising $4.3 billion in cash and $0.5 billion in the assumption of third-party debt. The transaction is subject to the satisfaction of customary closing conditions, including receipt of regulatory approvals, and is expected to close in the first calendar quarter of 2011. As a result of the transaction, AIG expects to take a non-cash pretax goodwill impairment charge of approximately $1.2 billion in the third quarter of 2010.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 2.1 and is incorporated into this Item 8.01 by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

2.1	Purchase Agreement, dated as of September 30, 2010, between American International Group, Inc. and Prudential Financial, Inc. (excluding certain exhibits and schedules).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: October 1, 2010	By:	/s/ KATHLEEN E. SHANNON
Name: Kathleen E. Shannon
Title: Senior Vice President and Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase Agreement, dated as of September 30, 2010, between American International Group, Inc. and Prudential Financial, Inc.